Exhibit 3.1

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROSECLIFF ACQUISITION CORP I

The present name of the corporation is “Rosecliff Acquisition Corp I.” The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 17, 2020 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended by a certificate of amendment filed by the corporation with the Secretary of State of the State of Delaware on December 22, 2022, and was amended and restated in its entirety by the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 11, 2021 (the “Amended and Restated Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I.
NAME

The name of the corporation is Spectral AI, Inc. (the “Corporation”).

ARTICLE II.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV.
CAPITAL STOCK

Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of the Corporation’s Common Stock outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as, and become, one (1) share of Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation. All share and per share amounts set forth in this Certificate of Incorporation have been revised to reflect the Reclassification.

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 81,000,000, which shall be divided into two classes as follows:

80,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Section 1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including, without limitation, thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock).

ARTICLE V.
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2. Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Beginning with the Corporation’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock, shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI.
STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, but such special meetings may not be called by stockholders or any other Person or Persons.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII.
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII.
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. The exclusive forum provision set forth in Section 1 above of this Article VIII does not apply to, and does not preclude or contract the scope of, either (i) exclusive federal jurisdiction pursuant to Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for claims seeking to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction, or (ii) concurrent jurisdiction under Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), for federal and state courts over all claims seeking to enforce any liability or duty created by the Securities Act or the rules and regulations thereunder.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX.
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. The Board shall have final and conclusive authority to determine if a corporate opportunity shall be deemed a potential corporate opportunity for the Corporation.

Section 5. Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X.
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to anyaffirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article VII, Article VIII, and this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI.
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII.
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

IN WITNESS WHEREOF, Rosecliff Acquisition Corp I has caused this Certificate of Incorporation to be executed by its duly authorized officer on this 11th day of September, 2023.

SPECTRAL AI, INC.

By:	/s/ Wensheng Fan
Name:	Wensheng Fan
Title:	Chief Executive Officer